Dear Fellow Stockholder,

The Board of Directors of InvenTrust has approved a three percent increase in the company’s distribution rate, payable beginning with the company’s April 6, 2018 quarterly distribution payment. The new rate means each stockholder will receive an annualized distribution rate of $0.0716 per share for calendar year 2018. Moving forward, the Board remains committed to continually evaluating IVT’s distribution rate in the future. The first quarter of 2018 cash distribution will equal $0.0179 per share. If you have invested through a trustee, a distribution statement will be provided in lieu of a check or ACH deposit.

Estimated Share Value
As you know, 2017 was a challenging year for retail. There were significant store closings in 2017 and the media’s narrative that a “Retail Apocalypse” was upon us caused a negative reaction by investors toward the retail sector. Unfortunately, we are seeing this sensitivity and storyline being carried over into 2018. It is affecting the retail real estate sector in a couple of significant ways and our portfolio is not immune to the adverse market conditions.

First, malls and apparel-focused power centers in secondary and tertiary markets with inferior population and job growth demographics have experienced a substantial decline in their value over the last 12 months. While conducting over a dozen property transactions, and analyzing dozens of other potential acquisitions and dispositions in 2017, our team witnessed a meaningful decline in valuations for apparel-based power centers, which look similar to malls. Understanding these market trends, IVT has been transforming our portfolio away from apparel-focused power centers to a grocery-anchored concentrated portfolio in superior job growth Sun-Belt markets. Currently, over 80 percent of our portfolio’s income comes from our target markets and 78 percent of our centers have a grocer as a main traffic driver at our properties. Despite this portfolio transformation, we anticipate our new estimated share value will be influenced by the negative market conditions discussed above. Once the new estimated per share value process has been completed, we will provide a detailed explanation of the valuation method in a Form 8-K filing with the SEC and in a letter to stockholders in early May.

The second important element impacting the retail real estate sector is evident in the significant discounts our listed peers are trading on the New York Stock Exchange compared to their net asset value (NAV), some as much as 40 percent. Moreover, neither private nor public real estate investors are currently interested in making large portfolio-size investments in the retail space due to the ongoing volatility. Only small one or two property transactions are being completed at this time. As a result of these factors, the timing of InvenTrust’s future liquidity events are being delayed. While, it is unclear when these events may occur, we believe our portfolio, our balance sheet and our people are in a position to pursue a liquidity event when the window does open.

The InvenTrust Board and management team remain confident in our overall strategy as shown by the increase in the distribution rate announced above. We understand the brick-and-mortar retail business has always been an industry that reinvents itself, and the fundamentals of selling products and marketing a brand will always include a physical location. Here are just a few metrics to support our thesis:

•	Retail occupancy rates are strong, in the range of 93 to 95 percent

•	91 percent of all retail sales are generated at a physical store

•	We believe Amazon purchasing Whole Foods in 2017 validates a physical market presence is needed to be successful in the grocery business

•	Grocery and discount retailers opened up a net 1,785 stores in 2017, in an environment where apparel-focused retailers closing over 3,400 net locations

•	InvenTrust’s average base rent has increased to almost $17 per square foot as of 12/31/17, up from $15 as of 12/31/15

Our disciplined strategy remains focused on investing in grocery-anchored centers in markets with above average job growth, as these properties continue to have superior fundamental financial performance and valuation outlook. Additionally, we believe grocery-anchored centers are more internet resistant then malls or apparel-focused power centers. You can find additional information on our strategy and portfolio of assets on our website – inventrustproperties.com.

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As always, I thank you for your investment in InvenTrust. Please feel free to contact us with any questions at 855-377-0510 or investorrelations@inventrustproperties.com.

Sincerely,

INVENTRUST PROPERTIES CORP.

Thomas P. McGuinness
President, CEO

Forward-Looking Statements in this letter, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future and are typically identified by words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain and involve known and unknown risks that are difficult to predict. For a discussion of factors that could materially affect the outcome of the Company’s forward-looking statements and our future results and financial condition, see the Risk Factors included in the Company’s most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Report on Form 10-Q, in each case as filed with the Securities and Exchange Commission. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, except as may be required by applicable law. You are cautioned not to place undue reliance on any forward-looking statements, which are made as of the date of this letter. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect actual results, new information, future events, changes in assumptions, or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward looking statements.
April 6, 2018